As filed with the Securities and Exchange Commission on August 13, 2003

Registration No. 333-73022

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 ON FORM S-8
TO REGISTRATION STATEMENT ON FORM S-4
UNDER THE SECURITIES ACT OF 1933

HearUSA, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation or Organization)

22-2748248

(I.R.S. Employer Identification No.)

1250 Northpoint Parkway
West Palm Beach, Florida 33407
(561) 478-8770

(Address of Principal Executive Offices)

HearUSA 2002 Flexible Stock Plan

(Full Title of the Plan)

Paul A. Brown, M.D.
Chairman
HearUSA, Inc.
1250 Northpoint Parkway
West Palm Beach, Florida 33407
(561) 478-8770

(Name and Address of Agent For Service)

Copies of all correspondence to:
LaDawn Naegle, Esq.
Bryan Cave LLP
700 13th Street, N.W., Suite 700
Washington, D.C. 20005-3960
(202) 508-6000

Introductory Statement

     HearUSA, Inc. (the “Company”) hereby amends its Registration Statement on Form S-4 (Registration No. 333-73022) (“Form S-4”), declared effective on May 28, 2002, by filing this Post-Effective Amendment No. 1 on Form S-8 relating to 5,000,000 shares of its common stock, $.10 par value, and associated preferred stock purchase rights (together with such purchase rights, the “Plan Shares”), that the Company may issue under the HearUSA 2002 Flexible Stock Plan (the “Plan”). Pursuant to the Form S-4, the Company registered 23,041,441 shares of its common stock including the Plan Shares for issuance under the terms of the business combination between the Company and Helix Hearing Care of America Corp. (the “Arrangement”) and under the Plan from time to time after effectiveness of the Arrangement in accordance with the terms of the Plan. The Company paid the registration fee for the Plan Shares at the time of filing the Form S-4. This Post-Effective Amendment No. 1 on Form S-8 relates only to Plan Shares and also covers such additional shares as may be issued pursuant to any anti-dilution provisions.

ii

PART I

INFORMATION REQUIRED IN THE
SECTION 10(a) PROSPECTUS

     Information required by Item 1 and Item 2 of Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (“Securities Act”), and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

     The following documents, which previously have been filed by the Company with the Securities and Exchange Commission (“Commission”), are incorporated herein by reference and made a part hereof:

(a)	Annual Report on Form 10-K for the fiscal year ended December 28, 2002 (File No. 001-11655);

(b)	Quarterly Report on Form 10-Q for the fiscal quarter ended March 29, 2003 (File No. 001-11655);

(c)	Quarterly Report on Form 10-Q for the fiscal quarter ended June 28, 2003 (File No. 001-11655);

(d)	Current Report on Form 8-K dated July 15, 2003, filed July 24, 2003 (File No. 001-11655); and

(e)	The description of the Common Stock contained in the Company’s Registration Statement on Form 8-A, filed on March 4, 1996 (File No. 001-11655).

     All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), subsequent to the date hereof and prior to the filing of a post-effective amendment hereto which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents except that the portion of any Current Report on Form 8-K furnished pursuant to Item 9 or Item 12 thereof shall not be incorporated by reference herein.

     For purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

     Not Applicable.

Item 5.  Interests of Named Experts and Counsel.

     None.

Item 6.  Indemnification of Directors and Officers.

     Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such persons’

heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under Section 145.

     Article VII of the Company’s Amended and Restated By-laws provides that the Company shall indemnify its directors, officers, employees and agents to the fullest extent permitted by the DGCL.

     Section 102(b)(7) of DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. Article 7 of the Company’s Amended and Restated Certificate of Incorporation provides that the directors of the Company shall have no personal liability to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent provided by Section 102(b)(7).

Item 7.  Exemption from Registration Claimed

     Not applicable.

Item 8.  Exhibits.

Exhibit No.	Description

4.1	Form of Placement Agent Warrant (to purchase up to 1,125,000 shares of Common Stock at an exercise price equal to $1.80 per share) (incorporated herein by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K, filed August 27, 1998 (Registration No. 001-11655)).
4.2	Form of Placement Agent Warrant (to purchase up to 203,390 shares of Common Stock at an exercise price equal to $4.46 per share) (incorporated herein by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K, filed May 9, 2000 (Registration No. 001-11655)).
4.3	Exchange and Redemption Agreement, dated as of December 4, 2001, by and between HEARx Ltd. and Advantage Fund II Ltd. (incorporated herein by reference as Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed December 26, 2001 (Registration No. 001-11655)).
4.4	Amended and Restated Rights Agreement, dated July 11, 2002 between HEARx and the Rights Agent, which includes an amendment to the Certificate of Designations, Preferences and Rights of the Company’s 1999 Series H Junior Participating Preferred Stock (incorporated herein by reference to Exhibit 4.9.1 to the Company’s Joint Proxy/Prospectus on Form S-4 (Registration No. 333-73022)).
4.5	Form of Support Agreement among HEARx Ltd., HEARx Canada, Inc. and HEARx Acquisition ULC (incorporated herein by reference as Exhibit 99.3 to the Company’s Joint Proxy Statement/Prospectus on Form S-4 (Registration No. 333-73022)).

Exhibit No.	Description

5.1	Opinion of Bryan Cave LLP as to the legality of securities to be issued.
23.1	Consent of Bryan Cave LLP (included in Exhibit 5.1 hereto).
23.2	Consent of BDO Seidman LLP.
24.1	Power of Attorney (included in Signature Pages).*

* Previously filed.

Item 9.  Undertakings.

     (a)      The undersigned registrant hereby undertakes:

                (1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                (i)     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                (ii)     To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

               (iii)     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided , however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                (2)     That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                (3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b)     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c)     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing this Post-Effective Amendment No. 1 on Form S-8 to Form S-4 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Palm Beach, State of Florida, on this 11th day of July 2003.

HearUSA, Inc.

By:	/s/ Stephen J. Hansbrough Stephen J. Hansbrough Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933 this Post-Effective Amendment has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Stephen J. Hansbrough Stephen J. Hansbrough	Chief Executive Officer and Director	July 11, 2003

/s/ Gino Chouinard Gino Chouinard	Chief Financial Officer	July 11, 2003

* Paul A. Brown, M.D.	Chairman of the Board of Directors	July 11, 2003

* Thomas W. Archibald	Director	July 11, 2003

/s/ Pierre Bourgie Pierre Bourgie	Director	July 11, 2003

* Joseph L. Gitterman III	Director	July 11, 2003

/s/ Michel Labadie Michel Labadie	Director	July 11, 2003

* David J. McLachlan	Director	July 11, 2003

* Mark Wayne	Director	July 11, 2003

*By: /s/ Stephen J. Hansbrough Stephen J. Hansbrough, (Attorney-in-Fact)